NEWS RELEASE

Municipal Approval for Lexaria-Enertopia Joint Venture in Burlington, Ontario

Kelowna, BC—July 14, 2014 - Lexaria Corp. (LXRP-OTCQB) (LXX-CSE) (the "Company" or "Lexaria") is pleased to announce that the production of Medical Marihuana in compliance with Health Canada MMPR regulations has received final Municipal zoning approval for the Lexaria/Enertopia joint venture. Previously announced only as being located in the Greater Toronto Area, now that Municipal approval has been obtained Lexaria is happy to announce the facility location as Burlington, Ontario.

The evaluation procedures of the City of Burlington were followed, including presentations made to city officials and opportunities for public feedback and input. Lexaria is pleased that the City of Burlington showed community leadership and vision in implementing a thoughtful series of rules for the cultivation of medical marijuana in accordance with Federal Health Canada regulations.

“Approval by the City of Burlington for a medical marijuana production facility is an important step in the journey towards our goal of obtaining a license under Health Canada’s MMPR program and becoming a leader in the industry,” said Chris Bunka, CEO of Lexaria Corp.

Now that the City of Burlington has passed a bylaw permitting medical marijuana production facilities, Lexaria expects that the joint venture license application to Health Canada will be submitted soon.

The bylaw approving the medical marijuana facility zoning was passed by Burlington officials on June 9th, and the period of time when appeals were allowed to be heard expired on July 9, 2014. Notice of passing of the Bylaw was provided on July 10, and at this time the bylaw is in existence.

The Lexaria/Enertopia joint venture, as previously reported, is for a building of approx 30,000 sq ft for first phase design, with a right of first refusal obtained for approx another 45,000 sq ft. Since the original announcement of this facility on April 10, 2004, a great deal of progress has been made regarding the state of the art design concepts expected to be implemented.

The joint venture has engaged David Hyde & Associates for security design and implementation. David Hyde & Associates is a full service security management and business risk consulting and training practice that offers independent, high quality advisory services underpinned by real-world security and risk management experience. David Hyde & Associates, widely acknowledged as one of Canada’s leading security experts, has previously been a security consultant to another existing company that has already received their license under the MMPR program.

The joint venture has also engaged KNY Architects Inc, a design and planning firm headquartered in Burlington that has been in business for over 55 years. They have completed hundreds of projects across Canada, USA, and the Ukraine.

A total of 880,000 restricted common shares will be issued to a number of persons in accordance with previously entered agreements, upon reaching the municipal approval milestone. The securities issued will be subject to a hold period in Canada of four months and one day, or for any resales possible into the USA under Rule 144, six months and one day.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Separately, Lexaria has accepted the resignation of Chris Hornung as Assistant Operations Manager.

About Lexaria

Lexaria’s shares are quoted in the USA with symbol LXRP and in Canada with symbol LXX. The company searches for projects that could provide potential above-market returns.

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp. Chris Bunka, CEO: (250) 765-6424
Clark Kent, Media Inquiries: (647) 519-2646

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that road or site conditions will be favorable for field work; no assurance that well treatments or workovers will have any effect on oil or gas production; no assurance that oil field interconnections will have any measurable impact on oil or gas production or on field operations, and no assurance that any expected new well(s) will be drilled or have any impact on the Company. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions including but not limited to surface flooding can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the medical marijuana business will provide any benefit to Lexaria, and no assurance that any proposed new facility will be built or proceed, nor that municipal or Health Canada regulatory approvals will be obtained. There is no assurance that any municipality where proposed facilities are located will retain its approval for a medical marijuana production facility. The Company is not currently growing or selling medical marijuana.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.